Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-188741) of First Internet Bancorp (Company), of our report dated March 31, 2014, relating to the consolidated financial statements of the Company, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BKD, LLP

Indianapolis, Indiana
March 31, 2014